Exhibit 19.1

Milestone Pharmaceuticals Inc.

Insider Trading Policy

I.	Introduction

During the course of your employment, directorship or consultancy with Milestone Pharmaceuticals Inc. (the “Company”), you may receive important information that is not yet publicly available (“inside information”) about the Company or about other publicly traded companies with which the Company has business dealings. Because of your access to this inside information, you may be in a position to profit financially by buying or selling, or in some other way dealing, in the Company’s securities, or securities of another publicly traded company, or to disclose such information to a third party who does so profit (a “tippee”).

II.	Insider Trading Policy
A.	Securities Transactions

Use of inside information by someone for personal gain, or to pass on, or “tip,” the inside information to someone who uses it for personal gain, is illegal, regardless of the quantity of shares, and is therefore prohibited. You can be held liable both for your own transactions and for transactions effected by a tippee, or even a tippee of a tippee. Furthermore, it is important that the appearance of insider trading in securities be avoided.

B.	Inside Information

As a practical matter, it is sometimes difficult to determine whether you possess inside information. The key to determining whether nonpublic information you possess about a public company is inside information is whether dissemination of the information would likely affect the market price of the company’s shares or would likely be considered important, or “material,” by investors who are considering trading in that company’s shares. Certainly, if the information makes you want to trade, it would probably have the same effect on others. Remember, both positive and negative information can be material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by relevant enforcement authorities with the benefit of hindsight.

If you possess inside information, you may not trade in a company’s shares, advise anyone else to do so or communicate the information to anyone else until you know that the information has been publicly disseminated. This means that in some circumstances, you may have to forego a proposed transaction in a company’s securities even if you planned to execute the transaction prior to learning of the inside information and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting. “Trading” not only includes purchasing and selling the Company’s shares in the public market, but also engaging in short sales, transactions in put or call options, hedging transactions, other inherently speculative transactions, making any other purchases, sales, transfers or other acquisitions and dispositions of common or preferred equity, options, warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.

Furthermore, you are prohibited under Canadian securities laws from communicating the information to anyone else unless (a) you are justified in believing that the information is generally known or known to the other party or (b) you must disclose the information in the course of the Company’s business

1.

and have no ground to believe it will be used or disclosed by the other party contrary to Canadian securities laws.

You may not participate in “chat rooms” or other electronic discussion groups or contribute to blogs, bulletin boards or social media forums on the internet concerning the activities of the Company or other companies with which the Company does business, even if you do so anonymously, unless doing so is part of your job responsibilities and you have explicit authorization from the individual designated by the Company’s board of directors as the clearing officer or his designee (each, a “Clearing Officer”).

Although by no means an all-inclusive list, information about the following items may be considered to be inside information until it is publicly disseminated:

(a)financial results or forecasts;

(b)status of product or product candidate development or regulatory approvals;

(c)clinical data relating to products or product candidates;

(d)timelines for pre-clinical studies or clinical trials;

(e)acquisitions or dispositions of assets, divisions or companies;

(f)public or private sales of debt or equity securities;

(g)share splits, dividends or changes in dividend policy;

(h)the establishment of a repurchase program for <Short Company Name>’s securities;

(i)gain or loss of a significant licensor, licensee or supplier; and

(j)changes or new corporate partner relationships or collaborations.

(k)notice of issuance or denial of patents;

(l)regulatory developments;

(m)management or control changes;

(n)employee layoffs;

(o)a disruption in the Company’s operations or breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;

(p)tender offers or proxy fights;

(q)accounting restatements;

(r)litigation or settlements; and

(s)impending bankruptcy.

2.

For information to be considered publicly disseminated, it must be widely disclosed through a press release, a public filing on EDGAR (in the U.S.) and SEDAR (in Canada)  or other widely disseminated announcement. Additionally, once disseminated, a sufficient amount of time must have passed to allow the information to be fully disclosed. Generally speaking, information will be considered publicly disseminated after two full trading days have elapsed since the information was publicly disclosed. For example, if an announcement of inside information of which you were aware was made prior to trading on Wednesday, then you may execute a transaction in the Company’s securities on Friday; if an announcement of inside information of which you were aware was made after trading ends on Wednesday, then you may execute a transaction in the Company’s securities on Monday. Depending on the particular circumstances, the Company may determine that a longer or shorter waiting period should apply to the release of specific material nonpublic information.

III.	Share Trading by Directors, Officers and Other Employees

Because the directors, officers and other employees of the Company are the most visible to the public and are most likely, in the view of the public, to possess inside information about the Company, we also require them to notify and receive approval from a Clearing Officer prior to engaging in transactions in the Company’s securities and related financial instruments and observe other restrictions designed to minimize the risk of apparent or actual insider trading. From time to time, we may also require that all employees and directors limit their transactions in the Company’s securities to defined time periods following public dissemination of quarterly and annual financial results. For the purposes of this Insider Trading Policy, a “related financial instrument” means (i) an instrument, agreement, security or exchange contract the value, market price or payment obligations of which are derived from, referenced to or based on the value, market price or payment obligations of a security or (ii) any other instrument, agreement, or understanding that affects, directly or indirectly, a person or company’s economic interest in a security or a futures contract or an option traded on an exchange.

A.	Covered Insiders

The provisions outlined in this insider trading policy apply to all directors, employees and consultants of the Company and its subsidiaries. You are responsible for making sure that members of your immediate family, persons with whom you share a household, persons who are your economic dependents and any other individuals or entities whose transactions in securities you influence, direct or control (including, e.g., a venture or other investment fund, if you influence, direct or control transactions by the fund) comply with this policy. However, this policy does not apply to any entity that invests in securities in the ordinary course of its business (e.g., a venture or other investment fund) if (and only if) such entity has established and certified to the Company that it has its own insider trading controls and procedures in compliance with applicable securities laws with respect to trading in the Company’s securities. The foregoing persons who are deemed subject to this policy are referred to in this policy as “Related Persons.”

B.	Window Period

From time to time, the Company may generally prohibit directors, employees and consultants from buying or selling securities or related financial instruments outside of a time period the Company designates as a “window period.” As of the effective date of this Policy, the Company has not instituted an earnings window period. In the event the Company institutes an earnings window period after the effective date of this Policy, directors, employees and consultants will additionally be subject to the requirements of this paragraph III.B.

In the event the Company institutes an earnings window period, except as set forth in this paragraph III.B and in paragraphs III.C, D and F of this policy, directors, employees and consultants may buy or sell

3.

securities of the Company and related financial instruments only during a window period that opens after two full trading days have elapsed after the public dissemination of the Company’s annual or quarterly financial results and closes on the last trading day a set number of weeks before the end of the quarter. This window period may be closed early or may not open if, in the judgment of the Clearing Officer, there exists undisclosed information that would make trades inappropriate. In addition to an earnings window period, the Company may close the trading window at any time and for any duration pending public release of material news. It is important to note that the fact that the trading window is closed should itself be considered inside information. An employee or director who believes that special circumstances require him or her to trade during a closing trading window should consult with the Clearing Officer. Permission to trade during a closed trading window will be granted only where the circumstances are extenuating and there appears to be no significant risk that the trade may subsequently be questioned.

C.	Exceptions to Window Period or Closure of Trading Window for Material News

1.ESPP/Option Exercises. Employees who are eligible to do so may purchase shares under the Company’s Employee Share Purchase Plan (“ESPP”) on periodic designated dates in accordance with the ESPP without restriction to any particular period provided that, at the time of purchase, they are not in possession of inside information about the Company. Directors, employees and consultants may also exercise options granted under the Company’s share option plans for cash or, at the Company’s discretion, may elect to have the Company withhold securities in connection with an option exercise without restriction to any particular period provided that, at the time of exercise or withholding, they are not in possession of inside information about the Company. However, the subsequent sale of the shares (including sales of shares in a cashless exercise) acquired upon the exercise of options or pursuant to the ESPP is subject to all provisions of this policy.

2. 10b5-1 Automatic Trading Programs. In addition, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a written plan established by a director, employee or consultant that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Canadian securities laws, (a “Trading Plan”) may be made without restriction to any particular period provided that (i) the Trading Plan was established in good faith, in compliance with the requirements of Rule 10b5-1, at the time when such individual was not in possession of inside information about the Company and the Company had not imposed any trading blackout period, (ii) the Trading Plan was reviewed by the Company prior to establishment, solely to confirm compliance with this policy and securities laws and (iii) the Trading Plan allows for the cancellation of a transaction and/or suspension of such Trading Plan upon notice and request by the Company to the individual if any proposed trade fails to comply with applicable laws (e.g., exceeding the number of shares that may be sold under Rule 144). The Trading Plan, any amendments to such Trading Plan and the termination of such Trading Plan are subject to the Company’s approval.

3.Tax Withholding Transactions. The surrender of shares directly to the Company to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted share units, options or other equity awards granted under the Company’s equity compensation plans is permitted without restriction to any particular period provided that, at the time of surrender, the individual is not in possession of inside information about the Company. Of course, any market sale of the shares received upon exercise or vesting of any such equity awards remains subject to all provisions of this policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.

D.	Special and Prohibited Transactions

1.Speculative or Short-Term Trading. No employee, director or consultant may engage in short sales, transactions in put options, call options or other derivative securities on an exchange

4.

or in any other organized market, or in any other inherently speculative transactions with respect to the Company’s shares.

2.Hedging Transactions.  Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a Company director, employee or consultant to continue to own the Company’s securities or hold related financial instruments, whether obtained through employee benefit plans or otherwise, but without the full risks and rewards or economic exposure of ownership. When that occurs, the Company employee, director or consultant may no longer have the same objectives as the Company’s other shareholders. Therefore, Company employees, directors and consultants are prohibited from engaging in any such transactions.

3.Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in the Company’s securities, directors, employees and consultants are prohibited from holding Company securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan.

4.Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, employee or consultant is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on the Company’s securities. If a person subject to this policy determines that they must use a standing order or limit order (other than under an approved Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the window period provisions set forth in paragraph III.B above.

E.	Pre-Clearance and Advance Notice of Transactions

In addition to the requirements listed above, directors, employees and consultants may not engage in any transaction in the Company’s securities or related financial instruments, including any purchase or sale in the open market, loan or other transfer of beneficial ownership without first obtaining pre-clearance of the transaction from the Clearing Officer at least two (2) business days in advance of the proposed transaction. The Clearing Officer will then determine whether the transaction may proceed and, if so, will direct the Compliance Coordinator (as identified in the Company’s Section 16 Compliance Program) to assist, if applicable, in complying with the reporting requirements under Section 16(a) of the Exchange Act, if any. Pre-cleared transactions not completed within five (5) business days shall require new pre-clearance under the provisions of this paragraph.

Advance notice of gifts or an intent to exercise an outstanding share option shall be given to the Clearing Officer. Upon completion of any transaction, the director or Section 16 officer, must immediately notify the Compliance Coordinator and any other individual(s) identified in Section 1 of the Company’s Section 16 Compliance Program so that the Company may assist in any Section 16 reporting obligations.

5.

F.	Short-Swing Trading/Control Share/Section 16 Reports

Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are enumerated and described in the Company’s Section 16 Compliance Program, and any notices of sale required by Rule 144.

G.	Prohibition of Trading During Pension Fund Blackouts

In accordance with Regulation BTR under the Exchange Act, no director or officer of the Company shall, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity security of the Company (other than an exempt security) during any “blackout period” (as defined in Regulation BTR) with respect to such equity security, if such director or officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or officer. This prohibition shall not apply to any transactions that are specifically exempted from Section 306(a)(1) of the Sarbanes-Oxley Act of 2002 (as set forth in Regulation BTR), including but not limited to: purchases or sales of the Company’s securities made pursuant to, and in compliance with, a Trading Plan; compensatory grants or awards of equity securities pursuant to a plan that, by its terms, permits officers and directors to receive automatic grants or awards and specifies the terms of the grants and awards; acquisitions or dispositions of equity securities involving a bona fide gift or by will or the laws of descent or pursuant to a domestic relations order; etc. The Company shall timely notify each director and officer of any blackout periods in accordance with the provisions of Regulation BTR.

IV.	Duration of Policy’s Applicability

This policy continues to apply to your transactions in the Company’s securities or the securities of other public companies engaged in business transactions with the Company even after your employment, consultancy or directorship with the Company has terminated. If you are in possession of inside information when your relationship with the Company concludes, you may not trade in the Company’s securities or the securities of such other company until the information has been publicly disseminated or is no longer material.

V.	Penalties

Anyone who effects transactions in the Company’s securities or the securities of other public companies engaged in business transactions with the Company (or provides information to enable others to do so) on the basis of inside information is subject to both civil liability and criminal penalties, as well as disciplinary action by the Company. An employee, director or consultant who has questions about this policy should contact his or her own attorney or the Clearing Officer. Please also see the “Frequently Asked Questions attached hereto as Exhibit A.

VI.	Amendments

The Company is committed to continuously reviewing and updating its policies and procedures. The Company therefore reserves the right to amend, alter or terminate this policy at any time and for any reason. A current copy of the Company’s policies regarding insider trading may be obtained by contacting the Clearing Officer.

6.

Adopted: April 10, 2019

Effective: May 8, 2019

7.

Milestone Pharmaceuticals Inc.

Insider Trading Policy

CERTIFICATION

To: Milestone Pharmaceuticals Inc.

I,                                                                   , have received and read a copy of the Milestone Pharmaceuticals Inc. Insider Trading Policy. I hereby agree to comply with the specific requirements of the policy in all respects during my employment or other service relationship with Milestone Pharmaceuticals Inc. I understand that this policy constitutes a material term of my employment or other service relationship with Milestone Pharmaceuticals Inc. (or a subsidiary thereof) and that my failure to comply in all respects with the policy is a basis for termination for cause.

(Signature)

(Name)

(Date)

8.

Exhibit A

Frequently Asked Questions

1.What is insider trading?

A: Generally speaking, insider trading is the buying or selling of stocks, bonds, futures or other securities by someone who possesses or is otherwise aware of material nonpublic information about the securities or the issuer of the securities. Insider trading also includes trading in related financial instruments, including derivatives (such as put or call options), where the price is linked to the underlying price of a company’s stock. It does not matter whether the decision to buy or sell was influenced by the material nonpublic information, how many shares you buy or sell, or whether it has an effect on the share price – if you are aware of material, nonpublic information about Milestone Pharmaceuticals Inc. (“Milestone”) or another publicly traded company that Milestone has business relationships with and you trade in Milestone’s shares or such other company’s securities, you have broken the law.

2.Why is insider trading illegal?

A: If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the market. This ensures that there is an even playing field by requiring those who are aware of material nonpublic information to refrain from trading.

3.What is material nonpublic information?

A: Information is material if it would influence a reasonable investor to buy, hold or sell a stock, bond, future or other security. This could mean many things – financial results, clinical or regulatory results, potential acquisitions or major contracts to name just a few. Information is nonpublic if it has not yet been publicly disseminated within the meaning of our insider trading policy.

4.Who can be guilty of insider trading?

A: Anyone who buys or sells a security or related financial instrument while aware of material nonpublic information, or provides material nonpublic information that someone else uses to buy or sell a security or related financial instrument, may be guilty of insider trading. This applies to all individuals, including officers, directors and others who don’t even work at Milestone. Regardless of who you are, if you know something material about a company or the value of a security that not everyone else knows and you trade (or convince someone else to trade) in that security or a related financial instrument, you may be found guilty of insider trading.

5.Does Milestone have an insider trading policy?

A: Yes, the insider trading policy is available to read on our website at www.milestonepharmaceuticals.com.

6.Who does the insider trading policy apply to?

A: The provisions of the insider trading policy apply to all Milestone (and its subsidiaries) directors, employees and consultants (the “Insiders”). The policy also applies to members of Insiders’ immediate family, persons with whom Insiders share a household, persons who are Insiders’ economic dependents and any other individuals or entities whose transactions in securities an Insider influence, direct or control. To

1.

be clear, this this policy applies to venture or other investment funds, if an Insider influences, directs or controls transactions by the fund. However, this policy does not apply to any entity that invests in securities in the ordinary course of its business (e.g., a venture or other investment fund) if (and only if) such entity has established and certified to Milestone that it has its own insider trading controls and procedures in compliance with applicable securities laws with respect to trading in Milestone’s securities.

7.What if I work in a foreign office?

A: The same rules apply to all employees and consultants, including those residing outside of North America. For example, you should know that the U.S. Securities and Exchange Commission (the “SEC”) (the U.S. government agency in charge of investor protection) and the Financial Industry Regulatory Authority (FINRA) (a private regulator that oversees U.S. securities exchanges) routinely investigate trading in a company’s securities conducted by individuals and firms based abroad. In addition, as a Milestone employee, director or consultant, our policies apply to you no matter where you work.

8.	What if I don’t buy or sell anything, but I tell someone else material nonpublic information?

A: That is called “tipping.” You are the “tipper” and the other person is called the “tippee.” You are prohibited under Canadian securities laws from communicating such information to anyone else unless you are required to do so in the course of the Company’s business and have no ground to believe it will be improperly used or disclosed by the tippee. Furthermore, if the tippee buys or sells based on that material nonpublic information, both you and the “tippee” could be found guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members and the “tippee” might be found guilty of insider trading too. To prevent this, you may not discuss material nonpublic information about Milestone with anyone outside Milestone, including spouses, family members, friends or business associates (unless such disclosure is in accordance with Milestone’s policies regarding the protection or authorized external disclosure of information regarding Milestone). This includes anonymous discussions on the internet about Milestone or companies with which Milestone does business.

9.	What if I don’t tell them the information itself, I just tell them whether they should buy or sell?

A: That is still tipping and you can still be responsible for insider trading. You may never recommend to another person that they buy, hold or sell our common shares or any derivative security related to our common shares, since that could be a form of tipping.

10.What are the sanctions if I trade on material nonpublic information or tip off someone else?

A: In addition to disciplinary action by Milestone—which may include termination of employment—you may be liable for civil sanctions for tipping or trading on material nonpublic. The sanctions may include return of any profit made or loss avoided as well as penalties of up to three times any profit made or any loss avoided. Persons found liable for tipping material nonpublic information, even if they did not trade themselves, may be liable for the amount of any profit gained or loss avoided by everyone in the chain of tippees as well as a penalty of up to three times that amount. In addition, anyone convicted of criminal insider trading could face prison and additional fines.

11.What is “loss avoided”?

A: If you sell common shares or a related derivative security before negative news is publicly announced, and as a result of the announcement the share price declines, you have avoided the loss caused by the negative news.

2.

12.	Am I restricted from trading securities of any companies other than Milestone (for example a customer or competitor of Milestone)?

A: Possibly. Insider trading laws generally restrict everyone who becomes aware, through an inside source or as a result of planned transaction involving the Company, of material nonpublic information about a company from trading in that company’s securities, regardless of whether the person is directly connected with that company, except in limited circumstances. Therefore, if you have material nonpublic information about another company, you should not trade in that company’s securities. You should be particularly conscious of this restriction if, through your position at Milestone, you sometimes obtain sensitive, material information about other companies and their business dealings with Milestone.

13.	So if I do not trade Milestone securities when I have material nonpublic information, and I don’t “tip” other people, I am in the clear, right?

A: Not necessarily. Even if you do not violate securities law, you may still violate our policies. For example, employees, directors and consultants may violate our policies by breaching their confidentiality obligations or by recommending Milestone shares as an investment, even if those actions do not violate securities laws. Our policies are stricter than the law requires so that we and our employees, directors and consultants can avoid even the appearance of wrongdoing. Therefore, please review the entire policy carefully.

14.So when can I buy or sell my Milestone securities?

A: If you have material nonpublic information, you may not buy or sell our common shares until two full trading days have elapsed since the information was publicly disclosed. At that point, the information is considered publicly disseminated for purposes of our insider trading policy. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in our securities on Friday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in our securities on Monday. Even if you are not aware of any material nonpublic information, you may not trade in our common shares during any trading “blackout” period. And finally, all directors, officers, other employees and consultants must pre-clear any purchases or sales of shares with the Clearing Officer two days in advance of the proposed transaction.

15.	If I have an open order to buy or sell Milestone securities on the date a blackout period commences, can I leave it to my broker to cancel the open order and avoid executing the trade?

A: No, unless it is in connection with an automatic trading program (see Question 26 below). If you have any open orders when a blackout period commences other than in connection with an automatic trading program, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after a blackout period commences not in connection with an automatic trading program, you will have violated our insider trading policy and may also have violated the insider trading laws.

16.Am I allowed to trade derivative securities of Milestone? Or short Milestone Pharmaceuticals common shares?

A: No. Under our policies, you may not trade in derivative securities related to our common shares, which include publicly traded call and put options. In addition, under our policies, you may not engage in short selling of our common shares at any time.

“Derivative securities” are securities other than common shares that are speculative in nature because they permit a person to leverage his or her investment using a relatively small amount of money.

3.

Examples of derivative securities include (but are not limited to) “put options” and “call options.” These are different from employee share options and other equity awards granted under our equity compensation plans, which are not derivative securities for the purposes of our policy.

“Short selling” is profiting when you expect the price of the shares to decline, and includes transactions in which you borrow shares from a broker, sell them, and eventually buy them back on the market to return the borrowed shares to the broker. Profit is made through the expectation that the share price will decrease during the period of borrowing.

17.Why does Milestone prohibit trading in derivative securities and short selling?

A: Many companies with volatile share prices have adopted similar policies because of the temptation it represents to try to benefit from a relatively low-cost method of trading on short-term swings in share prices (without actually holding the underlying common shares) and encourages speculative trading. We are dedicated to building shareholder value, short selling our common shares  conflicts with our values and would not be well-received well by our shareholders.

18.Can I purchase Milestone securities on margin or hold them in a margin account?

A: Under our policies, you may not purchase our common shares on margin or hold it in a margin account at any time.

“Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm.

19.	Why does Milestone prohibit me from purchasing Milestone securities on margin or holding them in a margin account?

A: Margin loans are subject to a margin call whether or not you possess material nonpublic information at the time of the call. If a margin call were to be made at a time when you were aware of material nonpublic information and you could not or did not supply other collateral, you may be liable under insider trading laws because of the sale of the securities (through the margin call). The sale would be attributed to you even though the lender made the ultimate determination to sell. For example, the U.S. Securities and Exchange Commission takes the view that you made the determination to not supply the additional collateral and you are therefore responsible for the sale.

20.	Can I pledge my Milestone shares as collateral for a personal loan?

A: No. Pledging your shares as collateral for a personal loan could cause the pledgee to transfer your shares during a trading blackout period or when you are otherwise aware of material nonpublic information. As a result, you may not pledge your shares as collateral for a loan.

21.	Can I hedge my ownership position in Milestone?

A: Hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds are prohibited by our insider trading policy. Since such hedging transactions allow you to continue to own Milestone’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership, you may no longer have the same objectives as Milestone’s other shareholders. Therefore, our insider trading policy prohibits you from engaging in any such transactions.

4.

22.

Can I exercise options granted to me under Milestone’s equity compensation plans, or make purchases under the Company’s employee share purchase plan, during a trading blackout period or when I possess material, nonpublic information?

A: You may engage in transactions with the Company, such as exercising the options for cash (or via net exercise transaction with the Company) or purchasing under the Company’s employee share purchase plan during a trading blackout period provided that, at the time of exercise or purchase, you are not in possession of material, nonpublic information. You may not sell the shares (even to pay the exercise price or any taxes due) during a trading blackout period or any time that you are aware of material nonpublic information. To be clear, you may not effect a broker-assisted cashless exercise (these cashless exercise transactions include a market sale) during a trading blackout period or any time that you are aware of material nonpublic information.

23.Am I subject to trading blackout periods if I am no longer an employee of Milestone?

A: It depends. If your employment with Milestone ends during a trading blackout period, you will be subject to the remainder of that trading blackout period. If your employment with Milestone ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to our trading blackout period after you leave Milestone, you should not trade in Milestone securities if you are aware of material nonpublic information. That restriction stays with you as long as the information you possess is material and not publicly disseminated within the meaning of our insider trading policy.

24.	What if I purchased publicly traded options or other derivative securities before I became a Milestone employee (or contractor or consultant)?

A: The same rules apply as for employee share options. You may exercise the publicly traded options during a trading blackout period provided that, at the time of exercise, you are not in possession of material, nonpublic information. You may not sell the securities during a trading blackout period or at any time that you are aware of material nonpublic information.

25.May I own shares of a mutual fund that invests in Milestone?

A: Yes.

26.Is trading in mutual fund shares holding Milestone subject to the trading blackout periods?

A: No, provided that Milestone securities do not form a material component of the mutual fund’s market value. You may trade in mutual funds holding our common shares at any time.

27.May I use an “automatic trading program” or “10b5-1 plan”?

A: Yes, subject to the requirements discussed in our insider trading policy and any 10b5-1 trading plan guidelines. An automatic trading program, also known as a 10b5-1 plan, allows you to set up a highly structured program with your stockbroker through which you specify ahead of time the date, price, and amount of securities to be traded. If you wish to create a 10b5-1 plan, you must contact the Clearing Officer for approval.

5.

28.What happens if I violate our insider trading policy?

A: Violating our policies may result in disciplinary action, which may include termination of your employment or other relationship with Milestone. In addition, you may be subject to criminal and civil enforcement actions by the government.

29.Who should I contact if I have questions about our insider trading policy or specific trades?

A: You should contact our Clearing Officer at compliance@milestonepharma.com.

6.